Exhibit 99.1

     Brigham Exploration Announces Plans to Force Convert Series A Warrants

    AUSTIN, Texas, Nov. 4 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today that it has notified CSFB Private Equity that it will exercise its right to require CSFB to exercise its warrants to purchase 6.7 million shares of Brigham common stock. In connection with this exercise, Brigham will retire $20 million of its Series A mandatorily redeemable preferred stock.

    WARRANT EXERCISE
    The warrants were issued in connection with Brigham's sale of $20 million of Series A preferred stock to CSFB in November 2000. Brigham can require CSFB to exercise the warrants if the average price of Brigham's common stock trades above $5.00 per share each day for 60 consecutive days. CSFB can use either $20 million in cash or $20 million of Series A preferred stock to exercise the warrants. In the event CSFB uses cash, Brigham will be required to retire a like amount of Series A preferred. Brigham will receive no additional proceeds from the exercise of the warrants. The 6.7 million shares issued upon the exercise of the warrants have not been registered under the Securities Act of 1933. Subsequent to the exercise, Brigham will have approximately 34.6 million shares of common shares outstanding. Brigham expects the warrant exercise to be completed by mid November 2003.

    MANAGEMENT COMMENTS
    Gene Shepherd, Brigham's Chief Financial Officer, commented, "Over the last several years we've significantly deleveraged our balance sheet. By converting the 6.7 million warrants, and thus the first tranche of the CSFB preferred stock, we've again substantially reduced our corporate debt leverage. Furthermore, this conversion will free up additional capital that can be put to work creating reserve value for our shareholders, as we will no longer be paying a dividend on the Series A preferred with a $20 million liquidation value. The dividend, which has historically equated to $1.6 million per year, can also be viewed as a reduction to the Brigham cost structure."

    About Brigham Exploration
    Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

    Forward Looking Statement Disclosure
    Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

    Contact: John Turner, Manager of Finance & Investor Relations
             (512) 427-3300

SOURCE  Brigham Exploration Company
    -0-                             11/04/2003
    /CONTACT: John Turner, Manager of Finance & Investor Relations of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com/
    (BEXP)
CO:  Brigham Exploration Company
ST:  Texas
IN:  OIL
SU: